Exhibit 4.1
RELIANCE STEEL & ALUMINUM CO.
AMENDED AND RESTATED
STOCK OPTION AND RESTRICTED STOCK PLAN
     1. Purpose. The purpose of this Amended and Restated Reliance Steel & Aluminum Co. 2004 Stock Option and Restricted Stock Plan (the “Plan”) is (a) to advance the interests of Reliance Steel & Aluminum Co. (the “Company”) and its shareholders by providing key employees, including officers, of the Company who will be responsible for the long-term growth of the Company’s earnings the opportunity to acquire or increase their equity interests in the Company, thereby achieving a greater commonality of interest between shareholders and employees, and (b) to enhance the Company’s ability to retain and attract highly qualified employees by providing an additional incentive to such employees to achieve the Company’s long-term business plans and objectives.
     2. Awards. Awards shall be granted in the first quarter of each year and at such other times as the Board of Directors of the Company (the “Board”) and/or the Compensation and Stock Option Committee of the Company may determine appropriate. Awards under the Plan may be granted in the form of (i) incentive stock options (“ISO’s”) as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options (“NQSO’s”), or (iii) restricted shares of common stock of the Company (“Restricted Stock”). ISO’s and NQSO’s shall hereinafter be referred to individually as an “Option” and collectively as “Options” in the Plan.
     3. Administration.
     a. Committee. The Plan shall be administered by a committee (the “Committee”) authorized by the Board. The Committee shall consist of not less than three directors of the Company who shall be appointed, from time to time, by the Board, provided that no director who was eligible to participate in the Plan during the then preceding three years shall be appointed as a member of the Committee. At any time that the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only directors who, at the time of service, qualify as “independent directors” under any applicable New York Stock Exchange standards and as “disinterested persons” or “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act shall be members of the Committee.
     b. Authority. Subject to the terms and conditions set forth herein, the Committee shall have full and final authority with respect to the Plan (i) to interpret all provisions of the Plan consistent with applicable federal or state law; (ii) to determine the employees who will receive Options or Restricted Stock; (iii) to determine the frequency of grant of Options or Restricted Stock; (iv) to determine the number and type (i.e., ISO’s or NQSO’s) of Options or number of shares of Restricted Stock to be granted to each employee; (v) to determine the price at which the Options may be exercised or Restricted Stock will be valued consistent with the terms of the Plan; (vi) to specify the number of shares subject to each Option or number of shares of Restricted Stock or any combination thereof; (vii) to prescribe the form and terms and conditions of agreements described in Section 3(c), including, but not limited to, any conditions of forfeiture or vesting; (viii) to determine when and how Options may be exercised and the type of consideration that may be used in connection with the exercise; (ix) to determine when and how Restricted Stock may vest or will be subject to forfeiture; (x) to adopt, amend and rescind general and special rules and regulations for the Plan’s administration; and (xi) to make all other determinations necessary or advisable for the administration of the Plan but only to the extent not contrary to or inconsistent with the provisions of the Plan, the corporate governance guidelines adopted by the Company or any applicable laws, rules or regulations. The Board of Directors as a whole (other than any director being granted Options or Restricted Stock) shall make the final determination regarding any proposed award of Options or Restricted Stock. Any action of the Board of Directors or the Committee shall be by majority vote. Any action of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its subsidiaries and shareholders, Participants and persons claiming rights from or through a Participant.
     c. Agreements. The terms and conditions of each Option or of each Restricted Stock award granted to any employee of the Company (“Participant”) shall be provided in an agreement (individually, the “Agreement” or, collectively, the “Agreements”) which shall be signed by the Company and the Participant at the time of grant or award. Such terms and conditions shall be consistent with the provisions of the Plan.
     4. Eligibility.
     a. Employees. The Committee from time to time shall determine and recommend to the Board those officers and other key employees of the Company (including key employees of any subsidiary which now exists or may hereafter be acquired or created) (individually, “Participant” or, collectively, “Participants”) to whom Options shall be granted or to whom Shares of Restricted Stock shall be awarded (the “Restricted Shares”) and the number of Shares (as defined below) to be optioned or awarded to such Participant. No director, outside consultant, or other independent contractor who is not an employee of the Company or a subsidiary shall be eligible to receive Options or Restricted Stock under the Plan.
     b. Number Granted. In determining the number of Options or Restricted Shares to be granted or awarded to any Participant, the Committee shall consider, among other things, the annual remuneration received by the Participant from the Company, the importance of the Participant’s duties on behalf of the Company, the Participant’s performance of such duties, the Company’s performance and other relevant factors. The recommendations of the Committee shall be subject to the approval of the Board. Upon such approval, the appropriate officers of the Company are hereby authorized to execute and deliver the Options in the name of the Company.
     5. Shares Subject to Plan. Subject to adjustments as provided in Sections 9c and 12 hereof, the aggregate number of shares of common stock of the Company (“Shares”) as to which Options may be granted and Restricted Stock awarded under the Plan shall not exceed 5,000,000 Shares. If an Option granted hereunder shall expire or terminate, or if Restricted Shares awarded hereunder are forfeited, for any reason without having been fully exercised or becoming vested, as applicable, then the Shares covered by the unexercised portion of such Option or the forfeited Restricted Shares shall be available under and for any purposes of the Plan.
     6. Allotment of Shares. Following adoption of the Plan by the Board, the Board may, in accordance with the recommendations of the Committee and the provisions of the Plan, grant Options to purchase Shares, subject to approval of the Plan in accordance with Section 12g no later than at the Company’s 2004 annual shareholders meeting and may award Restricted Shares, subject to approval of the Plan in accordance with Section 12g no later than at the Company’s 2006 annual shareholders meeting.
     7. Prices. The Committee shall determine the price per Share at which each Option granted under the Plan may be exercised (“Option Price”) or each Restricted Share shall be valued in accordance with the following:
     a. ISO’s. The Option Price at which each ISO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time such ISO is granted. In the case of an Participant who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company at the time an ISO is granted, the Option Price for such ISO shall not be less than 110% of the fair market value of the Shares at the time the Option is granted.
     b. NQSO’s. The Option Price at which each NQSO granted under the Plan may be exercised shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time the NQSO is granted.
     c. Restricted Stock. The value of each Restricted Share awarded under the Plan shall not be less than one hundred per cent (100%) of the fair market value of a Share at the time of the award.
     d. Fair Market Value. The fair market value of the Company’s common stock shall be determined as follows:
     i. If the Company’s common stock is not publicly traded the fair market value shall be an amount determined by the Committee to be the price at which the Shares could reasonably be expected to be sold in an arm’s length transaction giving due consideration to such factors as recent transactions involving Shares, the Company’s actual and projected earnings, the value of the Company’s assets, any appraised valuation of the Shares, and such other factors as the Committee deems pertinent to determining fair market value.
     ii. If the Company’s common stock is listed on a national securities exchange or the high and low prices are reported by NASDAQ at the time of any grant or award under the Plan, then the fair market value of a Share shall be the closing price of a Share on such exchange on the business day immediately preceding the date such Option is granted or Restricted Shares awarded or the average of the highest and lowest selling prices as reported by NASDAQ on the date such Option is granted or Restricted Shares awarded or, if there were no sales on said date, then on the next prior business day on which there were sales. If the Company’s stock is traded other than on a national securities exchange or the high and low selling prices are not reported on NASDAQ at the time an Option is granted or Restricted Shares awarded, then the fair market value of a Share shall be the average between the bid and asked price of a Share on the date of such grant or award as reported on NASDAQ, if available.
     8. Expiration Periods. An Option granted under the Plan shall terminate, and the right of the Participant (or the Participant’s estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Option shall expire on the date which is established by the Committee or the Board, but no more than ten (10) years from the date of grant (the “Termination Date”). The Committee may establish vesting requirements and forfeiture provisions for any Restricted Stock granted to Participants and may establish different vesting or forfeiture dates; provided that each restriction period shall be not less than twelve (12) months or more than five (5) years (“Forfeiture Date(s)”).
     9. Exercise of Options; Vesting of Restricted Shares.
     a. By a Participant During Continuous Employment.
     i. No Option may be exercised, in whole or in part, and no Restricted Shares shall vest, for a period of one year after the date of the grant of such Option or the award of such Restricted Stock. If the Participant’s employment with the Company terminates for any reason during that year, the Option shall remain unexercisable and immediately terminate and the Restricted Shares shall automatically be forfeited.
     ii. Every Option shall be exercisable during the second year from its date of grant, to the extent of all or any part of one-fourth of the optioned Shares; during the third year from its date of grant it shall be exercisable to the extent of all or any part of one-half of the optioned Shares, less the number of Shares that have been acquired under the Option during the second year; during the fourth year from its date of grant it shall be exercisable to the extent of all or any part of three-fourths of the optioned Shares, less the number of Shares that have been acquired under the Option during the second and third years; and during the remainder of the term of the

Option it shall be exercisable, in whole or in part, for the full number of optioned Shares, less the number that have been acquired under the Option during the second, third and fourth years; provided that the Participant is an employee of the Company or a subsidiary at the time of the exercise or the Participant’s representative is entitled to exercise the Option as set forth herein.
     iii. A Participant who has been continuously employed by the Company or a subsidiary or a combination thereof since the date of grant is eligible to exercise all Options which are then exercisable up to the Termination Date of such Options or to become vested in all Restricted Shares awarded, subject to satisfaction or fulfillment of the conditions established therein. The Committee will decide in each case, subject to the limitations set forth in Section 422 of the Code applicable to ISO’s, to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed for this purpose interruptions of continuous employment.
     b. Black-out Periods. No Option may be exercised during any black-out period established by the Committee. No Participant may exercise any Option within the five business days before a dividend record date. No officer of the Company may exercise any Option without obtaining the consent of the Chief Executive Officer or the General Counsel of the Company at least one business day before the exercise.
     c. Termination of Employment. Every Option shall expire or Restricted Share shall be forfeited on the earlier to occur of (i) the Termination Date set forth in the Option or the Forfeiture Date(s) set forth in the Restricted Stock if the conditions established therein have not been satisfied, as applicable, or (ii) three months after the cessation of the Participant’s employment with the Company or any subsidiary under any circumstances (except for a transfer of employment between the Company and a subsidiary), unless such cessation was occasioned by death or disability within the meaning of Section 22(b)(3) of the Code (“total disability”) of the Participant; and, if the Option is exercised after such cessation of employment, may be exercised only in respect of the number of Shares which the Participant could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment, or (iii) if, within three months after the cessation of the Participant’s employment with the Company, for any reason, the Company determines that one or more conditions of the Restricted Stock were fulfilled prior to such cessation of employment, that portion of the Restricted Shares subject to such condition(s) shall be deemed to have vested prior to the cessation of employment. In the event of (1) the cessation of employment by reason of death or total disability of a Participant or (2) the death of a Participant within three months following the cessation of his or her employment, any Option theretofore granted may be exercised within one year after the date of cessation of employment by reason of total disability or within one year after the date of death by any beneficiary designated by the Participant to the Company in writing, by the Participant’s estate or the executor thereof or by the person or persons to whom the Participant’s rights under the Option shall pass by will or the laws of descent and distribution or by the custodian or guardian of the estate, but only in respect of the number of Shares which the Participant could have acquired under the Option by the exercise thereof immediately prior to such cessation of employment. Notwithstanding the foregoing, the Option may not be exercised after the Termination Date and the Restricted Shares shall not vest if the condition(s) to vesting have not been met on or before the Forfeiture Date(s).
     d. Termination of Options. An Option granted under the Plan shall be considered terminated, in whole or in part, to the extent that, in accordance with the provisions of the Plan, it can no longer be exercised for Shares originally subject to the Option.
     e. Forfeiture of Restricted Shares. Any Restricted Shares awarded under the Plan shall be forfeited, in whole or in part, to the extent that the conditions to vesting have not been satisfied or fulfilled on or before the applicable Forfeiture Date(s).
     f. Persons Subject to Section 16 of the Exchange Act. Participants who are subject to Section 16 of the Exchange Act are hereby advised that, to rely on Rule 16b-3, the Participant may be required to hold any equity security of the Company acquired upon exercise of an Option by such person for at least six months after the date of grant of the Option.
     10. Manner of Exercise and Payment for Options.
     a. Manner of Exercise. An Option granted pursuant to the Plan may be exercised, subject to provisions relating to its termination, from time to time, only by (i) written notice of intent to exercise the Option with respect to a specified whole number of Shares; (ii) payment to the Company in a manner permitted by Section 10b (contemporaneously with delivery of each such notice) of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised; and (iii) if the Company shall so require, written representation, in form and substance satisfactory to the Company, that the Shares received upon exercise of the Option are being acquired for investment. Each such notice, payment and representation shall be delivered to the Secretary of the Company or mailed by registered or certified mail or sent by facsimile or commercial courier, addressed to the Secretary of the Company at the Company’s executive offices at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, from time to time, until the total number of Shares then subject to the Option has been purchased or the Option has expired by its terms. No Shares shall be delivered pursuant to the exercise of any Option until registered or qualified for delivery under those securities laws and regulations as may be applicable thereto, in the Committee’s judgment, unless the Committee determines that an exemption from such laws is available.
     b. Form of Payment. The Participant shall pay for the Shares concurrently with the exercise of the Option, but in no event later than three business days after such exercise; provided that payment must be received by the Company prior to the Termination Date. Payment for Shares pursuant to exercise of an Option shall be made in cash, by wire or electronic transfer, by check, or by any form of “cashless” exercise that the Committee deems acceptable under applicable securities laws. If Shares previously acquired by exercise of an Option granted under the Plan are used for payment, such Shares shall be added back to the number of Shares available for grant under the Plan in accordance with the provision of Section 5.
     c. Limitations on Exercise. In the case of Options intended to be ISO’s, the aggregate fair market value, determined as of the date of grant, of the Shares as to which such Options are exercisable for the first time by a Participant shall be limited to $100,000 per calendar year.
11. Restricted Stock Award.
     a. Vesting Conditions. Upon an award of Restricted Stock, the Committee may establish certain employment conditions or performance goals to be met before the Restricted Stock, or any portion thereof, shall vest in the Participant. If these employment conditions or performance goals are not met within the time specified in the Restricted Stock Agreement, the Participant shall forfeit any right to the Restricted Stock or that portion of the Restricted Stock subject to such restriction.
     b. Shareholder Rights. Except as specifically restricted under the terms of the Plan or any Restricted Stock Agreement related to the award of Restricted Stock, a Participant awarded Restricted Stock shall have all the rights of a shareholder of the Company, including, without limitation, the right to vote the Restricted Stock and to receive dividends on the Restricted Stock unless and until the Participant forfeits his or her right to the Restricted Stock by failure to meet the conditions set forth in the Restricted Stock Agreement.
     c. Certificate. Any stock certificate issued with respect to the shares of Restricted Stock shall be registered in the name of the Participant but shall be held by the Company for the account of the employee until the Forfeiture Date.
     d. Forfeiture. In the event that (i) the Participant’s employment with the Company is terminated for any reason or (ii) the Board of Directors determines that the Participant has violated the Company’s Code of Conduct or (iii) the conditions are not satisfied or fulfilled by the specified Forfeiture Date(s), the Participant shall forfeit all Restricted Stock that has not previously vested, subject to Section 9 above. If the Participant attempts to transfer any Restricted Shares, whether voluntarily or involuntarily, other than in compliance with the Plan, such Restricted Shares shall be automatically forfeited, if not vested, and such attempted transfer shall be deemed to be null and void.
     e. Cancellations of Certificates. All stock certificates evidencing forfeited Restricted Stock shall be deemed to be null and void and shall be cancelled. If any stock certificate evidences both forfeited Shares of Restricted Stock and vested Shares of Restricted Stock, the Participant shall return such stock certificate to the Company and the Company shall cancel that certificate and issue a new certificate representing the vested

Shares of Restricted Stock. The Company shall not be obligated to issue a new certificate unless and until the original stock certificate has been returned to the Company.
12. Other Provisions.
     a. Adjustments.
     i. Adjustment of Shares. In the event that the Company’s outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or another corporation by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, issuance or exercise of warrants or rights, the Committee shall make an appropriate and equitable adjustment in the number and kind of Shares subject to outstanding Options, or portions thereof then unexercised, the number and kind of Restricted Shares, or portions thereof unvested, and the number and/or kind of Shares subject to the Plan so that after such event the proportional number or type of Shares subject to the Plan and the Participant’s right to a proportionate interest in the Company shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of any Option (except for any change in the total price resulting from rounding-off Share quantities or prices) and with any necessary corresponding adjustment in Option Price or Restricted Stock valuation per Share. In addition, the Committee, shall provide for such adjustments to the Plan or any Option granted or Restricted Stock awarded hereunder as it shall deem appropriate to prevent the reduction or enlargement of rights, including adjustments in the event of changes in the outstanding common stock by reason of mergers, consolidations, combinations, exchanges of shares, separations, reorganizations, liquidations, issuance or exercise of warrants or rights and the like in which the Company is not the sole surviving successor to the assets or business of the Company. In the event of any offer to holders of common stock generally relating to the acquisition of their shares, the Board shall make such adjustments as it deems equitable in respect of outstanding Options or Restricted Stock. Any adjustments made by the Board shall be final and binding upon all Participants, the Company and all other interested persons.
     ii. Modification of ISO’s. Notwithstanding the foregoing, any adjustments made with respect to ISO’s shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISO’s (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISO’s. If the Committee determines that such adjustments made with respect to ISO’s would constitute a modification of such ISO’s, it may refrain from making such adjustments.

     b. Non-Transferability. No Option granted or unvested Restricted Shares awarded under the Plan shall be transferable other than upon death to the designated beneficiary or by will or the laws of descent and distribution, subject to Section 9 above. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option or Restricted Stock other than as permitted in the preceding sentence shall give no right to the purported transferee. An Option may be exercised only by the Participant and the Restricted Stock shall be vested only in the Participant, except as provided in Section 9.
     c. Compliance with Law and Approval of Regulatory Bodies. No Option shall be exercisable and no Shares shall be delivered under the Plan and no Restricted Stock shall vest except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with the rules of all domestic stock exchanges on which the Company’s shares may be listed. Any certificate issued to evidence Shares for which an Option is exercised or Restricted Shares shall bear such legends and statements as the Board deems advisable in order to assure compliance with federal and state laws and regulations. No Option shall be exercisable and no Shares shall be delivered under the Plan or Restricted Stock awarded or vested until the Company has obtained consent or approval from such regulatory bodies, federal or state, having jurisdiction over such matters as the Board may deem advisable.
     d. No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ of the Company or a subsidiary or shall in any way affect the right and power of the Company or a subsidiary to terminate the employment of any Participant under the Plan at any time with or without assigning a reason therefor.
     e. Tax Withholding. The Participant has the responsibility to pay to the Company, concurrently with the exercise of any Option or the issuance of any Restricted Stock, any federal, state or local taxes of any kind required by law to be withheld with respect to such exercise or award. The Board shall have the right, but not the obligation, to deduct from the delivery of Shares under the Plan pursuant to the exercise of an Option, any such federal, state or local taxes of any kind required by law to be withheld with respect to such exercise or to take such other action as may be necessary in the opinion of the Board to satisfy all obligation for the payment of such taxes. If Shares which would otherwise be delivered are used to satisfy tax withholding, such Shares shall be valued based on the fair market value as of the date the tax withholding is required to be made. It shall be the Participant’s responsibility to obtain tax advice as to whether to make any available election with respect to taxes payable on Restricted Stock.
     f. Amendment and Termination.

     i. The Board may at any time suspend, amend or terminate the Plan, and, without limiting the foregoing, the Board shall have the express authority to amend the Plan from time to time with or, subject to the requirements of the following paragraph, without approval by the shareholders, in the manner and to the extent that the Board believes is necessary or appropriate in order to cause the Plan to conform to provisions of Rule 16b-3 under the Exchange Act and any other rules under Section 16 of the Exchange Act, as any of such rules may be amended, supplemented or superseded from time to time. Except for adjustments made in accordance with Section 12a, the Board may not alter or impair any Option previously granted under the Plan. No Option may be granted during any suspension of the Plan or after termination thereof.
     ii.In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to Participants; (ii) increase the number of Shares deliverable under the Plan (other than in accordance with the provisions of Section 12a; or (iii) materially modify the requirements as to eligibility for participation in the Plan or if applicable rules of the Securities and Exchange Commission, any national securities exchange on which the Company’s securities are listed or NASDAQ so require, then such amendment shall be approved by the holders of a majority of the Company’s outstanding capital stock represented and entitled to vote at a meeting held for the purpose of approving such amendment to the extent required by Rule 16b-3 of the Exchange Act.
     g. Effective Date of the Plan. The Plan became effective with respect to Options upon its adoption by the Board and its approval by a vote of a majority of the shares represented at the 2004 annual meeting of the shareholders of the Company. Options may be granted under the Plan prior to approval of the Plan by the shareholders, but no Option may be exercised until after the Plan has been so approved by the shareholders. The Plan shall become effective with respect to Restricted Stock upon its adoption by the Board, subject to approval of the Plan by written consent of holders of a majority of the outstanding shares of common stock or a vote of a majority of the shares represented at the 2006 annual meeting of the shareholders of the Company. Restricted Stock may be awarded under the Plan prior to approval of the Plan by the shareholders, but no Restricted Stock may vest until after the Plan has been so approved by the shareholders.
     h. Duration of the Plan. Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 31, 2013, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.
     i. Use of Proceeds. The proceeds received by the Company from the sales of Shares upon exercise of Options under the Plan shall be used for general corporate purposes.
     j. Use of Certain Terms. The term “subsidiary” shall have the meaning ascribed to it in Section 424 of the Code and unless the context otherwise required, the other terms defined in Sections 421, 422 and 424, inclusive, of the Code and regulations and revenue rulings applicable thereto, shall have the meanings attributed to them therein.
     k. Governing Law. The law of the State of California will govern all matters relating to the Plan except to the extent it is superseded by the laws of the United States.